SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13GA

                    Under the Securities Exchange Act of 1934

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)

                             Health Care REIT, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    42217K106

                                 (CUSIP Number)

                                December 31, 2002
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                              (Page 1 of 15 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42217K106                 13GA                   Page 2 of 15 Pages

----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON (ENTITIES ONLY)

                                      Five Arrows Realty Securities II L.L.C.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [x]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,048,781 shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.9%
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42217K106                 13GA                   Page 3 of 15 Pages

----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON (ENTITIES ONLY)
                                       Rothschild Realty Investors IIA L.L.C.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [x]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,048,781 shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.9%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42217K106                 13GA                   Page 4 of 15 Pages

----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON (ENTITIES ONLY)
                                Matthew W. Kaplan
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [x]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,048,781 shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.9%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42217K106                 13GA                   Page 5 of 15 Pages

----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON (ENTITIES ONLY)
                                 D. Pike Aloian
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [x]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,048,781 shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.9%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42217K106                13GA                    Page 6 of 15 Pages

-----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                              James E. Quiqley 3rd
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                5,500
SHARES        _______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,049,781
OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                5,500
REPORTING     _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,049,781
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                2,055,281
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.9%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42217K106                 13GA                   Page 7 of 15 Pages

----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON (ENTITIES ONLY)
                                 Paul H. Jenssen
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [x]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,048,781 shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                2,048,781 shares
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.9%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42217K106                 13GA                   Page 8 of 15 Pages

-----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                                 John D. McGurk
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [x]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                5,500
SHARES        _______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,048,781
OWNED BY      _______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                5,500
REPORTING     _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,048,781
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                                2,054,281
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.9%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42217K106                 13GA                   Page 9 of 15 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Health Care REIT, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     One Seagate, Suite 1500, P.O. Box 1475, Toledo, Ohio  43604.

Item 2(a).     Name of Person Filing:

     This statement is being filed on behalf of (i) Five Arrows Realty Securities II L.L.C., a Delaware limited liability company ("Five Arrows"), (ii) Rothschild Realty Investors IIA L.L.C., a Delaware limited liability company and sole Managing Member of Five Arrows ("Rothschild"), (iii) Matthew W. Kaplan, a manager of Five Arrows, (iv) D. Pike Aloian, a manager of Five Arrows, (v) James
E. Quigley 3rd, a manager of Five Arrows, (vi) Paul H. Jenssen, a manager of Rothschild, and (vii) John D. McGurk, a manager of each of Five Arrows and Rothschild.

     The reporting entities are making a joint filing pursuant to Rule 13d-1(k) because, by reason of the relationship as described herein, they may be deemed to be a "group" within the meaning of Section 13(d)(3) with respect to acquiring, holding and disposing of shares of Common Stock.

Item 2(b).     Address of Principal Business Office:

     The business address of each reporting person is 1251 Avenue of the Americas, New York, New York, 10020.

Item 2(c).     Citizenship:

     Five Arrows and Rothschild are limited liability companies organized under the laws of the State of Delaware. Messrs. Kaplan, Aloian, Quigley, Jenssen and McGurk are citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $1.00 per share (the "Common Stock").

Item 2(e).     CUSIP Number:

     42217K106

Item 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,
          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

CUSIP No. 42217K106                 13GA                  Page 10 of 15 Pages

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.   Ownership.

     A. Five Arrows Realty Securities II L.L.C.
              (a) Amount beneficially owned: 2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)

              (b) Percent of class: 4.9% The percentages used herein and in the rest of Item 4 are calculated based upon the 39,986,451 shares of Common Stock currently issued and outstanding, reported as follows:
                  (i) 39,056,451 shares of Common Stock issued and outstanding as of October 30, 2002, as reported in the Form 10-Q of the Company for the quarter ended September 30, 2002, as filed on November 7, 2002; and
                  (ii) an additional 930,000 shares of Common Stock issued and outstanding pursuant to a sale reported in the Form 8-K of the Company, as filed on November 13, 2002.
              (c)  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,048,781 shares
                       (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)

CUSIP No. 42217K106                 13GA                  Page 11 of 15 Pages

     B. Rothschild Realty Investors IIA L.L.C.
              (a) Amount beneficially owned: 2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
              (b) Percent of class: 4.9%
              (c)  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,048,781 shares
                       (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)

     C. Matthew W. Kaplan
              (a) Amount beneficially owned: 2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
              (b) Percent of class: 4.9%
              (c)  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,048,781 shares
                       (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)

CUSIP No. 42217K106                 13GA                  Page 12 of 15 Pages

     D. D. Pike Aloian
              (a) Amount beneficially owned: 2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
              (b) Percent of class: 4.9%
              (c)  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,048,781 shares
                       (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)

     E. James E Quigley 3rd
              (a) Amount beneficially owned: 2,055,281 shares (represented by
                  (i) the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment, (ii) 5,500 shares of Common Stock owned by the reporting person and (iii) 1,000 shares of Common Stock owned by the Helen R. Quigley Family Insurance Trust, of which Mr. Quigley is a trustee.)
              (b) Percent of class: 4.9%
              (c)  (i) Sole power to vote or direct the vote: 5,500
                  (ii) Shared power to vote or direct the vote: 2,049,781 shares
                       (represented by (A) the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment, and
                       (B) 1,100 shares of Common Stock owned by the Helen R. Quigley Family Insurance Trust, of which Mr. Quigley is a trustee.)
                 (iii) Sole power to dispose or direct the disposition: 5,500

CUSIP No. 42217K106                 13GA                  Page 13 of 15 Pages

                  (iv) Shared power to dispose or direct the disposition:
                       2,048,781 shares (represented by (A) the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment, and (B) 1,100 shares of Common Stock owned by the Helen R. Quigley Family Insurance Trust, of which
                       Mr. Quigley is a trustee.)

     F. Paul H. Jenssen
              (a) Amount beneficially owned: 2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
              (b) Percent of class: 4.9%
              (c)  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,048,781 shares
                       (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)

     G. John D. McGurk
              (a) Amount beneficially owned: 2,054,281 shares (represented by
                  (i) the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment, and (ii) 5,500 shares of Common Stock owned by the reporting person.)
              (b) Percent of class: 4.9%
              (c)  (i) Sole power to vote or direct the vote: 5,500
                  (ii) Shared power to vote or direct the vote: 2,048,781 shares
                       (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)
                 (iii) Sole power to dispose or direct the disposition: 5,500

CUSIP No. 42217K106                 13GA                  Page 14 of 15 Pages

                  (iv) Shared power to dispose or direct the disposition:
                       2,048,781 shares (represented by the 2,100,000 shares of Series C Cumulative Convertible Preferred Stock owned by Five Arrows, each of which is convertible, at any time or from time to time at the option of the reporting person, into .97561 shares of Common Stock, subject to adjustment.)

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.     Identification and Classification of Members of the Group.

     See Item 2.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 42217K106                 13GA                  Page 15 of 15 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2003

                                     FIVE ARROWS REALTY SECURITIES II L.L.C.

                                     By: /s/ James E. Quigley 3rd
                                         -----------------------------------
                                         James E. Quigley 3rd
                                         Manager

                                     ROTHSCHILD REALTY INVESTORS IIA L.L.C.

                                    By:  /s/ John D. McGurk
                                         -----------------------------------
                                         John D. McGurk
                                         Manager

                                    MATTHEW W. KAPLAN

                                    /s/ Matthew W. Kaplan
                                    ----------------------------------------

                                    D. PIKE ALOIAN

                                    /s/ D. Pike Aloian
                                    ----------------------------------------

                                    JAMES E. QUIGLEY 3RD

                                    /s/ James E. Quigley 3rd
                                    ----------------------------------------

                                    PAUL H. JENSSEN

                                    /s/ Paul H. Jenssen
                                    ----------------------------------------

                                    JOHN D. MCGURK

                                    /s/ John D. McGurk
                                    ----------------------------------------